UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Rule §240.14a-12

FIRST NIAGARA FINANCIAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2008
Annual Meeting
and
Proxy Statement

First Niagara Financial Group, Inc.
6950 South Transit Road
P.O. Box 514
Lockport, New York 14095-0514

March 14, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of stockholders of First Niagara Financial Group, Inc. Our Annual Meeting will be held at Adam’s Mark Hotel, 120 Church Street, Buffalo, New York 14202, on April 29, 2008 at 10:00 a.m. local time.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting, which includes a report on our operations, followed by a discussion by our directors and officers who will be present to answer any questions that you and other stockholders may have. Also enclosed for your review is our Annual Report on Form 10-K, which contains detailed information concerning our activities and operating performance.

The business to be conducted at the Annual Meeting consists of the election of three directors and the ratification of the appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2008. The Board of Directors unanimously recommends a vote “FOR” the election of directors and “FOR” the ratification of the appointment of KPMG as our Independent Registered Public Accounting Firm.

You may indicate your vote on the enclosed proxy card, by telephone, or online, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted. Your vote is important.

Sincerely,

/s/ John R. Koelmel

John R. Koelmel
President and Chief Executive Officer

First Niagara Financial Group, Inc.
6950 South Transit Road
P.O. Box 514
Lockport, New York 14095-0514
(716) 625-7500

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
to be held on April 29, 2008

Notice is hereby given that the Annual Meeting of stockholders will be held at Adam’s Mark Hotel, 120 Church Street, Buffalo, New York 14202 on April 29, 2008 at 10:00 a.m. local time.

A proxy statement and proxy card for the Annual Meeting are enclosed. The Annual Meeting is for the purpose of considering and acting upon:

1.	the election of three directors; and
2.	the ratification of the appointment of KPMG LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2008.

In addition, other matters that may properly come before the Annual Meeting, or any adjournments of the Annual Meeting, may also be considered. To date, the Board is not aware of any other such business.

Any action may be taken on the proposals listed above at the Annual Meeting, including all adjournments of the Annual Meeting. Stockholders who owned shares as of the close of business on March 7, 2008 are entitled to attend and vote at the Annual Meeting. A list of eligible stockholders will be available for inspection at the Annual Meeting, as well as for a period of ten days prior to the Annual Meeting, at our Administrative Office located at 6950 South Transit Road, Lockport, New York 14094.

It is important that your shares be represented and voted at the Annual Meeting.

/s/ John Mineo

Lockport, New York	John Mineo
March 14, 2008	Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 29, 2008. This proxy statement and the Company’s Annual Report on Form 10-K are each available by clicking on the Investor Relations link at www.fnfg.com.

PROXY STATEMENT

First Niagara Financial Group, Inc.
6950 South Transit Road
P.O. Box 514
Lockport, New York 14095-0514
(716) 625-7500

ANNUAL MEETING OF STOCKHOLDERS
April 29, 2008

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of First Niagara Financial Group, Inc. (the “Company”) to be used at the Annual Meeting, which will be held at Adam’s Mark Hotel, 120 Church Street, Buffalo, New York 14202 on April 29, 2008 at 10:00 a.m. local time, and all adjournments of the Annual Meeting. The accompanying Notice of Annual Meeting of stockholders and proxy statement are being mailed to stockholders on or about March 26, 2008.

 STOCKHOLDERS ENTITLED TO VOTE

Holders of record of our common stock, par value $0.01 per share (“Common Stock”), as of the close of business on March 7, 2008 (the “Record Date”) are entitled to one vote for each share held, except as described below. As of the Record Date, we had 109,682,219 shares of Common Stock issued and outstanding. The presence, in person or by proxy, of at least a majority of the total number of issued and outstanding shares of Common Stock entitled to vote is necessary in order to constitute a quorum at the Annual Meeting. In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

In accordance with the provisions of our Certificate of Incorporation, record holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to any vote with respect to the shares held in excess of the Limit. Our Certificate of Incorporation authorizes the Board:
1.	to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and
2.	to require that any person who is reasonably believed to beneficially own stock in excess of the Limit provide information to enable the Board to implement and appropriately apply the Limit.

 VOTING PROCEDURES AND METHOD OF COUNTING VOTES

As to the election of directors, a stockholder may vote “FOR” the election of the three nominees proposed by the Board, or “WITHHOLD AUTHORITY” to vote for the nominees being proposed. Under Delaware law and our Certificate of Incorporation and Bylaws, directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which authority to vote for the nominees being proposed is withheld.

As to the ratification of KPMG as our Independent Registered Public Accounting Firm, a stockholder may vote “FOR” the item, vote “AGAINST” the item, or “ABSTAIN” from voting on such item. Under our Certificate of Incorporation and Bylaws, the ratification of this matter shall be determined by a majority of the votes cast, without regard to broker non-votes or proxies marked “ABSTAIN.”

Registered Stockholders

If you are a registered stockholder as of the Record Date, you are able to vote your proxy using any of the following options:

•	by mail - complete the enclosed proxy card and return it in the postage-paid envelope provided;

•
by telephone - call 1-800-776-9437 (in the United States) or 1-718-921-8500 (outside the United States) and then follow the voice instructions. Please have your proxy card and your social security number or tax identification number available when you call; or

•
online - as prompted by the menu found at http://www.voteproxy.com; follow the instructions to obtain your records and submit an electronic ballot. Please have your proxy card and your social security number or tax identification number available when you access this voting site.

Shares Held in Street Name

If you have selected a broker, bank, or other intermediary to hold your Common Stock rather than having them directly registered with our transfer agent, American Stock Transfer & Trust Company (“AST,”) you will receive instructions directly from your broker, bank, or other intermediary in order to vote your shares. Your brokerage firm may also provide the ability to vote your proxy by telephone or online. Please be advised that if you choose to not vote your proxy, your brokerage firm has the authority under applicable stock market rules to vote your shares “FOR” or “AGAINST” routine matters, at its discretion. Our proposals regarding the election of directors and the ratification of our Independent Registered Public Accounting Firm are deemed to be routine matters. Accordingly, we urge you to vote by following the instructions provided by your broker, bank, or other intermediary.

Proxies solicited for the Annual Meeting will be returned to and tabulated by AST, the inspector of election designated by the Board.

REVOCATION OF PROXIES

Stockholders who execute proxies in the form solicited retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments of the Annual Meeting. Proxies solicited on behalf of the Board will be voted in accordance with the directions given on the proxy card. Where no instructions are indicated, validly executed proxies will be voted “FOR” each of the proposals as set forth in this proxy statement.

Regardless of the voting method you use, you may revoke your proxy and cast a new vote at the Annual Meeting. Accordingly, a proxy may be revoked at any time prior to its exercise by:
•	sending a written notice of revocation to John Mineo, Corporate Secretary, at the address set forth in this proxy statement;
•	properly submitting a duly executed proxy bearing a later date; or
•	attending the Annual Meeting and voting in person.

However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your broker or record holder in order to vote in person at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Persons and groups who beneficially own in excess of 5% of Common Stock are required to file certain reports with the Company and Securities and Exchange Commission (“SEC”) regarding such ownership. The following table summarizes certain information regarding persons whose beneficial ownership is in excess of 5% based on reports filed with the SEC:

Name and Address of Beneficial Owners	Amount of Shares Owned and Nature of Beneficial Ownership	Percent of Shares of Common Stock Outstanding

Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401(1)	6,631,181	6.3%

Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105 (2)	7,286,347	6.9%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202 (3)	8,079,432	7.6%

Private Capital Management, Inc. 8889 Pelican Bay Boulevard, Suite 500 Naples, FL 34108 (4)	9,057,394	8.6%

(1)	Based on a Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 6, 2008.
(2)	Based on a Schedule 13G filed by Barclays Global Inventors, NA with the SEC on February 5, 2008.
(3)	Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 13, 2008.
(4)	Based on a Schedule 13G filed by Private Capital Management, Inc. with the SEC on February 14, 2008.

 SECURITIES OWNED BY DIRECTORS AND MANAGEMENT

The following table details, as of the Record Date, information concerning the beneficial ownership of our Common Stock by;
•	each director,
•	our principal executive officer, principal financial officer, and three other most highly compensated executive officers in 2007 (collectively, “Named Executive Officers”), and;
•	all directors, Senior Leadership Team members, and Named Executive Officers as a group.

In general, beneficial ownership includes those shares that can be voted or transferred, including shares which may be acquired under stock options that are currently exercisable or become exercisable within 60 days.

Stock Ownership of Directors and Management

Names	Position(s) held in the Company	Shares Owned Directly and Indirectly(1)	Options Exercisable within 60 days	Beneficial Ownership(2)		Percent of Class	Unvested Awards included in Beneficial Ownership (2)

NOMINEES
Thomas E. Baker	Director	16,543	—	16,543		*	11,094
G. Thomas Bowers	Director, Chairman	87,868	24,500	112,368		*	16,424
William H. (Tony) Jones	Director	151,392	19,110	170,502		*	16,196

DIRECTORS CONTINUING IN OFFICE
Daniel J. Hogarty, Jr.	Director	203,051	19,700	222,751		*	16,097
Daniel W. Judge (3)	Director	129,541	18,416	147,957		*	15,184
John R. Koelmel	President and CEO	138,363	126,667	265,030		*	49,020
George M. Philip	Director	14,140	—	14,140		*	11,094
Sharon D. Randaccio	Director	41,064	31,868	72,932		*	15,184
Louise Woerner	Director	65,465	9,467	74,932		*	15,184
David M. Zebro	Director, Vice Chairman	49,564	31,868	81,432		*	15,184

NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Michael W. Harrington	Chief Financial Officer	20,452	50,025	70,477		*	5,025
G. Gary Berner	Executive Vice President	141,112	136,026	277,138		*	12,520
Daniel E. Cantara, III	Executive Vice President	62,352	153,456	215,808		*	11,260
Frank J. Polino	Executive Vice President	67,559	122,395	189,954		*	11,220

All directors, Senior Leadership Team, and Named Executive Officers as a group (17 persons)				1,987,419	(4)	1.80%	237,819

*	Less than 1%
(1)	Unless otherwise indicated, each person effectively exercises sole, or shared with spouse, voting and dispositive power as to the shares reported.
(2)
Includes shares granted under the First Niagara Financial Group, Inc. 1999 Recognition and Retention Plan and the 2002 Long-Term Incentive Stock Benefit Plan, which are subject to future vesting, but as to which voting may currently be directed.

(3)
Mr. Judge has pledged First Niagara Financial Group, Inc. securities on his margin account held at an independent brokerage. The amount of shares pledged does not exceed the 25% ownership limitation as stipulated in our insider trading policy.

(4)
Includes 26,081 shares of Common Stock allocated to the accounts of members of the Senior Leadership Team and Named Executive Officers under the First Niagara Financial Group, Inc. Employee Stock Ownership Plan (“ESOP”) and excludes the remaining 4,482,518 shares of Common Stock owned by the ESOP for the benefit of the employees. Under the terms of the ESOP, shares of Common Stock allocated to the account of employees are voted in accordance with the instructions of the respective employees. Unallocated shares are voted by the ESOP Trustee in the same proportion as the vote obtained from participants on allocated shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our Common Stock is registered with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934. Accordingly, our directors, Senior Leadership Team members, and beneficial owners of more than 10% of our Common Stock are required to disclose beneficial ownership and changes in beneficial ownership on Forms 3, 4, and 5 which are filed with the SEC. At the present time, we have no knowledge of any individual, group or entity with beneficial ownership of more than 10% of our outstanding Common Stock. In addition, based on our review of ownership reports, we believe our directors and Senior Leadership Team timely complied with the reporting requirements of Section 16(a) for the year ended December 31, 2007.

PROPOSAL I - ELECTION OF DIRECTORS

Our Board currently consists of ten members, including nine independent directors and our Chief Executive Officer (“CEO”), and is divided into three classes with one class of directors elected each year. Three directors will be elected at the Annual Meeting to serve for a three-year period and until their respective successors have been duly elected.

The Board has nominated Thomas E. Baker, G. Thomas Bowers, and William H. (Tony) Jones for election as directors, each of whom has agreed to serve if so elected. All nominees are for a term which expires in 2011. Please refer to the sections entitled “Nominees for Director” and “Stock Ownership of Directors and Management” for additional information regarding the nominees.

It is intended that the proxies solicited on behalf of the Board (other than proxies in which the vote is withheld as to the nominees) will be voted at the Annual Meeting for the election of the nominees. If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board may recommend. At this time, the Board is not aware of any reason why the nominees would be unable to serve, if elected. Except as indicated in this document, there are no arrangements or understandings between the nominees and any other person involved in the nomination and selection process.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE
NOMINEES LISTED UNDER PROPOSAL I

Nominees, Directors and Named Executive Officers

The following includes a discussion of the business experience for the past five years for each of our nominees, directors, and Named Executive Officers. The term of office noted for directors includes the initial appointment to the Board of First Niagara Bank, formerly Lockport Savings Bank.

Nominees for Director

Thomas E. Baker, 64, has been a director since 2007. He is currently a director of Computer Task Group, where he also serves as financial expert and Chair of the Audit Committee. He is a retired President of The John R. Oishei Foundation and has been a director since 1998. Prior to that, he was with Price Waterhouse for 33 years, including 20 years as a partner and several years as Managing Partner of the Buffalo office.

G. Thomas Bowers, 64, has been a director since 2003. He has been Chairman of the Board since October 2007. He was elected to the Board in January 2003 upon completion of the merger between the Company and Finger Lakes Bancorp, Inc. where he had been Chairman, President, and Chief Executive Officer.

William H. (Tony) Jones, 65, has been a director since 2005. He is the President of Roe Jan Independent Publishing Co., Inc., a consultant for community newspapers and similar publications. Upon completion of the merger between the Company and Hudson River Bancorp, Inc., where he had been Chairman, he was elected Vice Chairman of the Board in January 2005 and served in that role through September 2007.

Continuing Directors

Term to Expire 2009
Daniel J. Hogarty, Jr., 68, has been a director since 2004. Upon completion of the merger between the Company and Troy Financial Corporation where he had been Chairman, President, and Chief Executive Officer, he was elected Vice Chairman of the Board in January 2004 and served in that role through September 2007.

Sharon D. Randaccio, 53, has been a director since 2002. She is the President of Performance Management Partners, Inc., a human resources consulting company providing talent assessments, talent acquisition, succession planning, leadership development, and workplace surveys.

David M. Zebro, 57, has been a director since 2002. He was elected Vice Chairman of the Board, effective October 2007. He is a Principal of Strategic Investments & Holdings, Inc., a holding company that purchases operating companies.

Term to Expire 2010
Daniel W. Judge, 65, has been a director since 1992. He is the President of NetPlus Alliance Inc., a purchasing and marketing group of industrial and contractor supplies distributors.

John R. Koelmel, 55, has been a director since 2007. He was elected President and Chief Executive Officer in December 2006. Upon joining the Company in January 2004, he served as Executive Vice President and Chief Financial Officer. Prior to that, he served for two years as the Chief Administrative Officer of Financial Institutions, Inc.

George M. Philip, 60, has been a director since 2007. He recently retired as Executive Director of the New York State Teachers’ Retirement System where he continues to serve as an investment advisor. He is the Interim President of the State University of New York at Albany and is a member of the Board of Directors of US Airways Group, Inc.

Louise Woerner, 65, has been a director since 2002. She is the Chairman and Chief Executive Officer of Home Care of Rochester, a certified and licensed home healthcare agency and health research and consulting firm.

Named Executive Officers who are not Directors

Michael W. Harrington, 44, has been Chief Financial Officer since December 2006. Prior to that, he served as Senior Vice President and Treasurer of the Company since April 2003. Before joining the Company in 2003, he served for one year as Senior Vice President and Chief Financial Officer of Equity Bank, now called Susquehanna Patriot Bank.

G. Gary Berner, 60, has been Executive Vice President, Commercial Real Estate since February 2008. Prior to that, he served as Chief Lending Officer since February 2001.

Daniel E. Cantara III, 48, has been Executive Vice President, Commercial Business and Regional President, Western New York, since February 2007. Prior to that, he served as Senior Vice President, Business and Financial Services since June 2001.

Frank J. Polino, 48, has been Executive Vice President, Operations since February 2008. Prior to that, he served as Interim Executive Vice President of Consumer Banking since May 2007 and Executive Vice President and Chief Information Officer since February 2001.

 BOARD OF DIRECTORS

Board Independence

The Board has determined that, except for Mr. Koelmel, each member of the Board is an “independent director” within the meaning of the NASDAQ Global Select Market corporate governance listing standards and our corporate governance guidelines. Mr. Koelmel is not considered independent because he is an executive officer of the Company.

In reaching its determination regarding the independence of the non-employee directors, the board considered that Messrs. Bowers, Judge, Zebro, and Ms. Woerner had mortgage loans outstanding or lines of credit with First Niagara Bank, the Company’s wholly owned subsidiary. As discussed under “Transactions with Certain Related Persons” (page 10), these credit arrangements are permitted under applicable regulations.

Board Meetings and Committees

During 2007, the Board met ten times. Each director attended at least 90% of the combined total number of meetings of the Board and Board Committees of which he or she was a member. Consistent with the Company’s corporate governance guidelines, the independent directors meet in executive session at each Board meeting. In addition, our corporate governance guidelines provide that all directors are expected to attend each Annual Meeting. All directors attended the Annual Meeting held on May 15, 2007, and we anticipate that all directors will attend the 2008 Annual Meeting.

The Board has five standing committees: Executive, Governance/Nominating, Audit, Compensation, and Risk. The Board has adopted a written charter for each of the standing committees, which is available on our website at www.fnfg.com.

Executive Committee. The Executive Committee’s primary responsibilities are to act on behalf of the Board between meetings, to handle administrative issues in order to allow for more efficient operations of the Board, as well as provide advice and counsel to the CEO. In addition, during 2007, the responsibilities of the Executive Committee included monitoring risk related matters of the Company, oversight of the Company’s lending policies and approval of significant loans, as well as reviewing the trust operations for First Niagara Bank. These responsibilities have been transferred to the Risk Committee, effective January 2008.

Governance/Nominating Committee. The primary responsibilities of the Governance/Nominating Committee are to ensure good corporate governance by assisting the Board in identifying qualified individuals for Board membership, in determining the size and composition of the Board and its committees, in monitoring a process to assess Board and Board member effectiveness, as well as developing and implementing the Corporate Governance Guidelines. Our Governance/Nominating Committee is also responsible for the determination of director independence as defined by NASDAQ Global Select Market corporate governance listing standards and administration of the Board’s peer review evaluation. Each member of the Governance/Nominating Committee is considered “independent” as defined in the NASDAQ Global Select Market corporate governance listing standards.

Audit Committee. The primary role of the Audit Committee is to assist the Board in fulfilling oversight responsibilities with respect to the integrity of our financial statements and other financial information provided to our stockholders and others. Our Audit Committee oversees the retention of our Independent Registered Public Accounting Firm, including oversight of the terms of the engagement as well as their independence and objectivity. However, Audit Committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the Independent Registered Public Accounting Firm. In addition, the Audit Committee monitors the performance of our internal audit function, internal controls and disclosure controls. The Audit Committee is empowered to retain independent legal counsel and other advisors as deemed necessary or appropriate to assist the committee in fulfilling its responsibilities.

Each member of the Audit Committee is considered “independent” as defined in the NASDAQ Global Select Market corporate governance listing standards and under SEC Rule 10A-3; and the Board believes that Mr. Baker qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the SEC. The report of the Audit Committee is included elsewhere in this proxy statement.

Compensation Committee. The primary responsibilities of the Compensation Committee are to assist the Board in overseeing workforce development and compensation plans for all employees, setting specific pay levels for directors and Key Executives (as defined on page 12), and ensuring appropriate plans for leadership succession. Our Compensation Committee also administers and has discretionary authority over the issuance of equity awards under our stock compensation plan. Each member of the Compensation Committee is considered “independent” as defined in the NASDAQ Global Select Market corporate governance listing standards. The report of the Compensation Committee is included elsewhere in this proxy statement.

Risk Committee. The primary responsibilities of the Risk Committee, which was formed in January 2008, are to assist the Board in fulfilling their oversight responsibilities with respect to risk related matters of the Company, overseeing the Company’s lending policies and approving significant loans, as well as reviewing the trust operations for First Niagara Bank. Each member of the Risk Committee is considered “independent” as defined in the NASDAQ Global Select Market corporate governance listing standards.

Board Committee Membership

The following chart provides information about current Board committee membership and the number of meetings that each committee held in 2007.

Names	Executive	Governance/ Nominating	Audit	Compensation	Risk(1)
Chairman of the Board
G. Thomas Bowers	Chair	✓	✓	✓	✓
Director
Thomas E. Baker		✓	✓
Daniel J. Hogarty, Jr.			✓		✓
William H. (Tony) Jones	✓	Chair
Daniel W. Judge		✓		✓
George M. Philip				✓	✓
Sharon D. Randaccio	✓			Chair
Louise Woerner	✓		Chair
David M. Zebro	✓				Chair
Executive Officer
John R. Koelmel	✓
Number of meetings in 2007	15	9	6	9	0

(1)	Formed in January, 2008.

Director Compensation

Our primary goal is to provide competitive and reasonable compensation to independent directors in order to attract and retain qualified candidates to serve on our Board. Directors who are also officers of the Company are not eligible to receive board fees. In establishing compensation levels, we consult such resources as The National Association of Corporate Directors Director Compensation Report, among others. We utilize a combination of cash and stock, and directors are subject to a minimum Common Stock ownership requirement. Within five years after joining the Board, each independent director is required to own $250,000 of our Common Stock.

Compensation. All retainer and meeting fees are paid in cash and are eligible for deferral under the Directors’ Deferred Fees Plan, as defined below. Set forth below is the fee schedule for independent directors for the periods indicated:

	2008	2007
Annual Retainer Fee
Company:
Chair	$35,000	$35,000
Director	15,000	15,000
First Niagara Bank:
Chair	17,000	13,000
Director	11,000	11,000
Committee Chair:
Audit	7,000	—
Compensation	4,000	—
Executive, Governance/Nominating, and Risk	2,000	—
Board Meeting Fees	1,200	1,200
Committee Fees
Audit and Compensation:
Chair	1,200	1,800
Member	1,200	1,200
Executive, Governance/Nominating, and Risk:
Chair	1,000	1,050
Member	1,000	700
Annual restricted stock awards	3,744 shares	4,400 shares

Stock Benefit Plans. Directors are eligible to participate in our stock benefit plans and have received awards of restricted stock; and in prior years, received awards of stock options. The number of restricted stock awards granted in any given year is based on the market value of our stock at the time of the grants. Beginning in 2008, restricted stock awards vest ratably over the 12 month service period. For all prior awards of restricted stock the vesting period is five years. In accordance with our plan documents, the stock options and restricted stock become immediately exercisable upon a director’s normal retirement, death or disability, or upon change in control of the Company.

Deferred Fees Plan. The Directors’ Deferred Fees Plan (the “Deferred Fees Plan”) is a non-qualified compensation plan, which allows a director to defer retainer and meeting fees earned during a calendar year. All amounts deferred by a director are fully vested at all times. Amounts credited to a deferred fee account may be invested in equity securities, fixed income securities, or money market accounts. There are no preferential earnings on amounts deferred. Upon cessation of service, amounts credited to a director’s account will be paid in substantially equal annual installments, as selected by the director at the time the deferral is made.

In the event a director dies before all payments have been made under the Deferred Fees Plan, the remaining payments will be made to the director’s designated beneficiary. In the event of a director’s death prior to the commencement of benefits under the Deferred Fees Plan, amounts credited to a director’s account will be paid to the director’s beneficiary, in a single lump sum payment or in substantially equal annual installments, as elected by the director at the time the deferral was made. The Deferred Fees Plan also contains provisions which allow for the acceleration of benefits to a director, in whole or in part, in the event of a financial hardship.

2007 Total Director Fees. The table below sets forth the total compensation earned by or awarded to independent directors who served on our Board during 2007.

Names	Fees Earned or Paid in Cash	Stock Awards (1)(2)		Option Awards (1)(2)	All Other Compensation(3)	Total
Thomas E. Baker	$29,267	$12,563		$15,716	$2,058	$59,604
John J. Bisgrove, Jr.(4)	30,283	23,199		1,795	3,306	58,583
G. Thomas Bowers	67,800	70,135		11,085	7,737	156,757
Daniel J. Hogarty, Jr.	53,800	64,752		24,421	7,843	150,816
William H. (Tony) Jones	58,550	54,476		24,901	7,897	145,824
Daniel W. Judge	66,000	155,716	(5)	1,795	6,952	230,463
George M. Philip	29,567	12,563		15,716	2,058	59,904
Sharon D. Randaccio	59,300	59,847		1,795	7,417	128,359
Robert G. Weber(6)	76,950	195,744		1,795	5,227	279,716
Louise Woerner	61,000	59,847		1,795	7,417	130,059
David M. Zebro	55,300	59,847		1,795	7,417	124,359

(1)
The amounts reflect the expense recognized for financial statement purposes for the year ended December 31, 2007, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R) for options and awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in Note 14 to the Company’s audited financial statements for the year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2008.

(2)	The aggregate number of outstanding awards as of December 31, 2007 is as follows:

Names	Unvested Stock Awards	Options Exercisable	Options Unexercisable
Thomas E. Baker	7,350	—	33,060
G. Thomas Bowers	13,560	24,500	—
Daniel J. Hogarty, Jr.	14,546	14,775	4,925
William H. (Tony) Jones	14,838	12,740	12,740
Daniel W. Judge	12,320	18,416	—
George M. Philip	7,350	—	33,060
Sharon D. Randaccio	12,320	31,868	—
Robert G. Weber(6)	—	50,492	—
Louise Woerner	12,320	9,467	—
David M. Zebro	12,320	31,868	—

(3)	Represents dividends received during 2007 on unvested restricted stock awards.
(4)	Mr. Bisgrove’s service as a director discontinued effective May 15, 2007.
(5)	Represents accelerated recognition of expense due to retirement eligibility, in accordance with the provisions of SFAS No. 123(R).
(6)	Mr. Weber retired from the Board effective September 30, 2007.

Board Nominations

The Governance/Nominating Committee identifies nominees by evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the Governance/Nominating Committee or the Board decides not to renominate a member for re-election, or if the size of the Board is increased, the Governance/Nominating Committee would solicit suggestions for director candidates from all Board members and would consider candidates submitted by stockholders. In addition, the Governance/Nominating Committee is authorized by its charter, subject to prior approval from the Board, to engage a third party to assist in the identification of director nominees. The Governance/Nominating Committee would seek to identify a candidate who at a minimum satisfies the following criteria:
•	has the highest personal and professional ethics and integrity and whose values are compatible with ours;

•	has experiences and achievements demonstrating the ability to exercise and develop good business judgment;

•	is willing to make the necessary time commitment to the Board and its committees, which includes being available for Board and committee meetings;

•	is familiar with the communities in which we operate and/or is actively engaged in community activities;

•	is involved in other activities or interests that do not create a conflict with Board responsibilities or our stockholders; and

•	has the capacity and desire to represent the best interests of our stockholders as a group, and not a special interest group or constituency.

The Governance/Nominating Committee will also take into account whether a candidate satisfies the criteria for “independence” as defined in the NASDAQ Global Select Market Corporate Governance Listing Standards, and, if a candidate with financial and accounting expertise is sought for service on the Audit Committee, whether the individual qualifies as an Audit Committee financial expert.

Procedures for the Consideration of Board Candidates Submitted by Stockholders

The Governance/Nominating Committee has adopted procedures for the consideration of Board candidates submitted by stockholders. Any stockholder can submit the names of candidates for director by writing to the Chair of the Governance/Nominating Committee, at First Niagara Financial Group, Inc., 6950 South Transit Road, P.O. Box 514, Lockport, New York 14095-0514. The Chair of the Governance/Nominating Committee must receive a submission prior to November 14, 2008 in order for a candidate to be considered for next year’s Annual Meeting. The submission must include the following information:
•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Governance/Nominating Committee;

•	the qualifications of the candidate and why this candidate is being proposed;

•
the name and address of the nominating stockholder as it appears on our stock ownership records, and number of shares of our Common Stock that are beneficially owned (if the stockholder is not a holder of record, appropriate evidence of stock ownership should be provided);

•
the name, address, and contact information for the nominated candidate, and the number of shares of our Common Stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stock ownership should be provided);

•	a statement of the candidate’s business and educational experience;

•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;

•	a statement detailing any relationship between the candidate and the Company and between the candidate and any customer, supplier or competitor of the Company;

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

A nomination for Board candidates submitted by a stockholder for presentation at an Annual Meeting must comply with the procedural and informational requirements described in “Advance Notice of Business to Be Conducted at an Annual Meeting.” There were no submissions by stockholders owning more than 5% of our outstanding common stock for a period of one year for Board nominees for our Annual Meeting.

On February 14, 2008, the Company entered into an agreement pursuant to which it will add Carl A. Florio to the Board of the Company and the Board of Directors of First Niagara Bank in January 2009. Mr. Florio is the former President and Chief Executive Officer of Hudson Bancorp, Inc. (“Hudson River”), which the Company acquired in early 2005. Mr. Florio had served as a senior executive of the Company from the acquisition of Hudson River until January 2008, when he resigned from his position. Refer to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on February 20, 2008, for the entire agreement.

Stockholder Communications with the Board

Stockholders who wish to communicate with our Board or with any director can write to the Chair of the Governance/Nominating Committee at First Niagara Financial Group, Inc., 6950 South Transit Road, P.O. Box 514, Lockport, New York 14095-0514. The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Chair will:
•	forward the communication to the director(s) to whom it is addressed;
•	handle the inquiry directly, for example, a request for information about the Company or a stock-related matter; or
•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.
At each Board meeting, the Chair of the Governance/Nominating Committee shall present a summary of all communications received since the last meeting and make those communications available to the directors upon request.

Code of Ethics

We have adopted a general Code of Ethics that sets forth standards of ethical business conduct for all directors, officers, and employees of the Company. Additionally, we have adopted a Code of Ethics for senior financial officers that is in conformity with the requirements of the Sarbanes-Oxley Act of 2002 and the NASDAQ Global Select Market listing standards. Both documents, in addition to any amendments to or waivers from the Code of Ethics, are available on our website at www.fnfg.com.

The Board has established a means for employees, customers, suppliers, stockholders, and other interested parties to submit confidential and anonymous reports of suspected or actual violations of our Code of Ethics relating, among other things, to:
•	accounting practices, internal accounting controls, or auditing matters and procedures;
•	theft or fraud of any amount;
•	insider trading;
•	performance and execution of contracts;
•	conflicts of interest; and
•	violations of securities and antitrust laws.

Any employee, stockholder or other interested party can submit a report to the Audit Committee either:
•	by calling a 24-hour, toll-free hotline: 1-877-874-8416
•	by secure email at the following website: http://firstniagara.silentwhistle.com

Transactions with Certain Related Persons

Federal law and regulation generally require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. However, regulations also permit executive officers and directors to receive the same terms through loan programs that are widely available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees. Pursuant to such a program, loans have been extended to directors and executive officers, which are on substantially the same terms as those terms prevailing at the time for comparable transactions with the general public, except as to the interest rate charged, which rate is the same as available to all employees. These loans do not involve more than the normal risk of repayment or contain other terms which may be unfavorable to the Company.

Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director. There are several exceptions to this general prohibition, one of which is applicable to First Niagara Bank. Sarbanes-Oxley does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to our directors and Key Executives are made in conformity with the Federal Reserve Act and Regulation O.

Our Audit Committee Charter requires that the Audit Committee approve all related party transactions required to be disclosed under Item 404(a) of SEC Regulation S-K.

 THE AUDIT COMMITTEE REPORT

Management is responsible for the Company’s consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our Independent Registered Public Accounting Firm is responsible for expressing an opinion based on the audits of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and the effectiveness of the Company’s internal controls over financial reporting based on the criteria established by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee’s responsibility is to monitor and oversee these processes. As part of its ongoing activities, the Audit Committee has:

•
reviewed and discussed with management and the Independent Registered Public Accounting Firm the Company’s audited consolidated financial statements for the year ended December 31, 2007 and management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2007;

•
met with our Chief Executive Officer, Chief Financial Officer, Chief Risk Officer, internal auditors and Independent Registered Public Accounting Firm, both together and in separate executive sessions, to discuss the scope and the results of their respective examinations and the overall quality of the Company’s financial reporting and internal controls;

•	discussed with the Independent Registered Public Accounting Firm the required communications of Statement on Auditing Standards No. 61, Communications with Audit Committee;

•
received the written disclosures from the Independent Registered Public Accounting Firm required by Independence Standards Board Standard No. 1, Independence Discussion with Audit Committees, and discussed with the Independent Registered Public Accounting Firm its independence from the Company;

•	pre-approved all audit, audit related and other services to be provided by the Independent Registered Public Accounting Firm; and

•	reviewed and approved the Risk Based Internal Audit Plan.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and be filed with the SEC. In addition, the Audit Committee appointed KPMG as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2008, subject to the ratification of this appointment by the stockholders.

The Audit Committee

Thomas E. Baker	G. Thomas Bowers
Daniel J. Hogarty, Jr.	Louise Woerner (Chair)

 COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our discussion focuses on compensation practices related to our Named Executive Officers and certain other members of senior management (collectively, “Key Executives”) for the most recently completed calendar year. We believe that the performance of each of our Key Executives has the potential to impact both our short-term and long-term performance and profitability.

Compensation Philosophy and Objectives

The Compensation Committee (“Committee”) believes that the most effective executive compensation program is one that rewards annually the achievement of established long-term and strategic goals, and aligns executives’ interests with those of the stockholders and the long-term interests of the Company. The Committee evaluates both performance and compensation relative to the compensation paid to similar executives at comparably sized and geographically located banks. Our goal is to ensure we maintain an appropriate relationship between the compensation of our Key Executives and our performance. It is also our goal to provide a competitive total compensation program that allows us to attract and retain superior employees in key positions. In summary, our core objectives for the compensation program are to:

•	provide alignment between pay and performance (short and long-term);
•	align executive interests with those of stockholders;
•	be competitive with the marketplace; and
•	enable the Company to attract, motivate, and retain top talent.

We accomplish these objectives through a program that provides a significant portion of compensation through variable incentive compensation that rewards Key Executives for furthering the Company’s short and long-term performance. We believe each component of compensation contributes individually, and in aggregate, to the achievement of our overall goal of paying for performance. Historically, our philosophy has been to pay below market median salaries and above median target incentives (short and long-term). While this philosophy was well intended, the actual administration of the program was not achieving our desired objectives as stated above. During 2007, the Committee simplified the philosophy and program structure to better meet desired objectives. While the overall objectives of our program remained consistent, the philosophy and programs were refined during 2007 for future years. Starting in 2008, our program will target each element of compensation at market median (i.e. 50th percentile) where performance achieves stated expectations. Actual compensation will vary above or below median to reflect performance as follows:

•	Base salaries will reflect the Key Executive’s role, contribution, performance and experience.
•	Short-term incentives will reflect annual goals related to the Company’s profitability and achievements set forth as part of our Balanced Scorecard and Business Plan.
•	Long-term incentives will be earned annually relative to performance targets for that year. These incentives are also intended to promote the retention of our Key Executives.
•	Benefits will be conservatively competitive and appropriate to attract and retain talented individuals.

Total compensation is expected to vary each year, and evolve over the long-term to reflect our performance relative to our peers and the industry with corresponding return to our stockholders.

Compensation-Related Governance and Role of the Compensation Committee

Role of the Compensation Committee. The Committee is responsible for discharging the Board’s responsibilities in executive compensation matters and for establishing policies that govern employee compensation and short and long-term incentive compensation plans. The Committee reviews all compensation elements of the Company’s CEO and the Key Executives’ compensation, including base salary, annual short and long-term incentives, and benefits. Four members of the Board serve on the Committee, each of whom is independent. The Committee meets throughout the year and held nine meetings during 2007. The frequency of meetings was indicative of the work the Committee embraced with regards to transitioning to a new CEO and conducting a comprehensive review of Key Executive and Board compensation programs. The Committee also reviewed and updated its charter in 2007 to more clearly define its role, a copy of which can be viewed on the Company’s website at www.fnfg.com. The Chairman of the Committee reports on Committee actions at meetings of the Board.

Role of the Compensation Consultant and Advisors. The Committee has the authority to hire, fire, and seek the services of consulting and advisory firms. These advisors serve as independent council and report directly to the Committee. The Committee does not prohibit its advisors from providing services to management, but such engagement must be requested or approved by the Committee. The Committee’s advisors conducted no separate engagements with management in 2007. Early in fiscal year 2007, the Committee relied on the services of McLagan Partners, Inc. to provide data and advice related to its year end decision processes. In March, the Committee engaged Pearl Meyer & Partners to conduct an independent, comprehensive review of Key Executive and Board compensation. The Committee also utilizes the services of the law firm of Luse Gorman Pomerenk & Schick, P.C. and had direct access to these legal and compensation advisors throughout the year.

Role of CEO and Management. Although the Committee is ultimately responsible for Key Executive compensation decisions, information and input from management is critical to ensuring the Committee and its advisors have the information needed to make informed decisions. Below is a summary of the role of management in helping the Committee discharge its responsibilities:

•	The CEO develops proposed Company goals and suggests potential incentive performance metrics. The Committee approves the final goals used for executive short and long-term performance awards.

•
The CEO provides an annual self-assessment of his performance to the Chairman of the Board who facilitates Board input and review at the end of each year. The Chairman of the Board is a member of the Committee and ensures feedback is shared with the Committee for the purposes of making informed compensation decisions.

•	The CEO presents Key Executives’ performance summaries and recommendations relating to Key Executives’ compensation to the Committee for ultimate approval.

•	The CEO and Senior Vice President, Human Resources provide the Committee with data necessary to evaluate and implement compensation proposals and programs.

•	The Senior Vice President, Human Resources provides data and information and serves as advisor to the Committee as needed.

•	The Senior Vice President, Human Resources works with outside consultants to provide data and information relative to the Committee’s needs and objectives.

The Committee makes decisions on the CEO compensation package and informs the Board of key actions related to CEO compensation. Decisions regarding other direct reports to the CEO are made by the Committee considering recommendations from the CEO, as well as input from the compensation consultants as requested.

Considerations in Determining Executive Compensation

In 2007, Pearl Meyer & Partners conducted a comprehensive total compensation review. The results of this analysis were used to guide the Committee’s refinement of compensation philosophy and resulting compensation programs for both Key Executives and Board Members.

Compensation Benchmarking. Understanding the industry landscape is a key element the Committee considers in setting program targets and making compensation decisions. Similar to past practice, the Committee’s consultant defined a peer group of institutions of similar asset size and regional location. The comparable companies are reviewed annually and may change slightly depending on changes in the market place, acquisitions, divestitures, and business focus of the Company or the comparable companies. The peer group typically targets approximately 20 institutions ranging from one-half to two times the Company’s size. The objective is to position the Company at approximately the median. The 2007 peer group was as follows:

BancorpSouth, Inc.	NewAlliance Bancshares, Inc.
Chittenden Corporation	Northwest Bancorp, Inc.
Citizens Republic Bancorp	Old National Bancorp
Commerce Bancshares, Inc.	Park National Corporation
First Citizens BancShares, Inc.	People’s Bank
First Commonwealth Financial Corporation	Provident Bankshares Corporation
FirstMerit Corporation	Provident Financial Services, Inc.
First Midwest Bancorp, Inc.	Susquehanna Bancshares, Inc.
F.N.B. Corporation	Trustmark Corporation
Fulton Financial Corporation	United Bankshares, Inc.
National Penn Bancshares, Inc.	Valley National Bancorp
NBT Bancorp Inc.	Wilmington Trust Corporation

In addition to the peer group, the consultant included data from other industry data bases and surveys including Watson Wyatt Financial Institutions Benchmark Survey, Mercer Financial Services Survey, and Pearl Meyer & Partners’ own database of financial services companies’ proxy data. All data sources reflected an appropriate scope perspective. Data and competitive perspective were assessed relative to base salary, total cash compensation, short and long-term incentives, total direct compensation, benefits and other compensation, and total compensation. The Committee reviewed data individually and in aggregate. Data from this analysis is used to develop pay guidelines and serve as a reference for decisions.

Pay For Performance and Pay Mix. We believe Key Executives should have a significant portion of their compensation tied to performance. In setting our compensation guidelines we target approximately 50% of total direct compensation (cash plus equity) in the form of performance-based incentive compensation.

We consider many factors when measuring the performance of the Company and Key Executives. Performance is defined to reflect a balanced view of short and long-term Company and individual performance, as well as the achievement of business goals. While our ultimate view is long-term performance and increasing stockholder value, we believe this is achieved by focusing on a foundation of strong Company performance. As a result, our compensation program reflects a “portfolio” of performance measures and rewards and a Balanced Scorecard approach to goal setting. While each component may reflect different performance drivers and reward opportunity, the aggregate result is that a significant portion of compensation is aligned with performance. The table below summarizes how we define performance and how it relates to pay.

Component	How Performance is Measured	How Pay Relates to Performance			Performance Alignment
		Below Target Performance	Target Performance	Superior Performance
Base Salary	▪ Individual performance, contribution and experience	Pay Below Market	Pay Market (i.e. 50th percentile)	Pay Above Market	Minor
Short-Term Incentive	▪ Net income ▪ Balanced Scorecard metrics (e.g. customer, people, stockholders)				Strong
Long-Term Incentive (equity)	▪ Earnings per share relative to industry and business plan goal				Strong
Total Direct Compensation (cash plus equity)	▪ Aggregate of multiple performance measures				Strong

While we set targets for each individual component of compensation, we consider the total package when assessing our objective for pay for performance. We also recognize that the performance period and rewards are not always measured at the same time. As a result, the executive compensation philosophy strives to provide appropriate balance and view of performance with a focus on providing stockholder returns over a long-term.

2007 Compensation Decisions

For the year ended December 31, 2007, the Committee operated under its former compensation philosophy and guidelines for setting base salaries and incentive awards (short and long-term incentives). These guidelines generally targeted pay levels within a range of 80% and 120% of each of the following elements:

•	base salaries targeted at 90% of market median (i.e., between 72% and 108% of market median);
•	annual cash incentive targeted above market to offset low base salaries and result in total cash compensation (salary plus cash incentive) positioning at 100% of market;
•	long-term incentives targeted above market and result in total direct compensation (cash plus equity) positioning at 110% of market median; and
•	retirement benefits that are conservatively competitive.

In 2008, the compensation philosophy guidelines were revised and simplified to target market median (i.e., 50th percentile) for all elements of compensation including base salary and short and long-term incentives. This approach was designed to provide a more balanced view of total compensation that is aligned with performance. The new philosophy also simplified the communication and administration, which the Committee believed is critical to enabling the Company to attract and retain the talent needed to drive performance going forward.

Base Salary.  Base salary provides compensation to our Key Executives that reflects their role at the Company. Base salaries are reviewed annually and adjusted as appropriate to reflect each Key Executive’s performance, contribution and experience relative to the market. Base salary levels are a foundational component of compensation as we generally link the amount of incentive compensation to a Key Executive’s base. At lower executive levels, base salaries represent a larger portion of total compensation, but at senior executive levels fixed compensation is progressively replaced with larger variable compensation opportunities.

2007 base salary increases were made considering a market analysis conducted by an independent consultant. Several of the Key Executives also received promotional increases. Salaries for the Named Executive Officers were adjusted as follows:

John R. Koelmel, President and CEO	14% increase to $410,000 (reflects full year as CEO)
Michael Harrington, CFO	30% increase to $215,000 (reflects promotion)
G.Gary Berner, EVP	2% increase to $240,000
Dan Cantara, EVP	18% increase to $220,000 (reflects promotion)
Frank Polino, EVP	7% increase to $220,000

Short Term Cash Incentives. Key Executives participate in the Company’s Pinnacle incentive plan (“Pinnacle”) which is designed to reward performance relative to the Company’s Balanced Scorecard performance indicators. Pinnacle is designed to:
•	support our strategic business objectives;
•	promote the attainment of specific financial goals; and
•	reward achievement of specific company, team, and individual performance objectives.

Funding of the Pinnacle incentive pool is based on the Company achieving pre-determined net income goals. If threshold or minimum net income is not achieved, incentive payments are not funded and may not be paid. Once the Company achieves threshold performance, a portion (30%) of the incentive pool is funded. If the Company achieves target net income goals, the plan funds at 100%. As net income increases beyond target, the incentive pool increases, to a cap of 140%. The Committee has discretion to reward incremental progress and to modify plan payouts as appropriate to ensure plan objectives are met.

For 2007, the Company’s target goal was $93.3 million in operating net income and threshold net income was $79.3 million (85% of $93.3 million). Actual 2007 operating earnings were $80.4 million. As a result of achieving 86% of target performance, the incentive pool was funded at 32% of target opportunity.

Target incentive opportunity is defined as a percentage of base salary for each Key Executive, based on his/her role. Incentive targets range from 60% to 75% for the Named Executive Officers. Once the funding level is determined, the incentive opportunity is adjusted accordingly (i.e., for 2007, the pool was adjusted to 32% of target).

Actual payouts are then modified based on achievement of the Company’s Balanced Scorecard as well as individual performance. Results of the Balanced Scorecard are weighted 80% and individual performance (reflecting strategic goals for CEO and department goals for Key Executives) is weighted 20%.

For 2007, the Balanced Scorecard measures and weights were as follows:

Balanced Scorecard Measure	Metrics	Weight
Stockholder	● Earnings per share ● Return on equity ● Efficiency ratio ● Net loan charge offs ● Total stockholder return compared to peers	40%
Customer	● Customer loyalty ● Products and services per nrelationship ● Relationship retention ● Revenue per full time equivalent	20%
People	● % high performers in key positions ● Employee engagement ● % internal hires in key positions ● High performer retention	20%
Individual Performance	● Strategic goals (CEO) ● Department goals (Key Executives)	20%

At the end of the year, performance is assessed relative to the Balanced Scorecard and individual goals (i.e., strategic or department performance). Each Key Executive receives a performance score (i.e., percentage) which adjusts the funded award. Individual performance multipliers ranged from 92% to 101% for Named Executive Officers. The resulting awards ranged from 29% - 39% of base salary for Named Executive Officers.

For 2007, the Committee considered several additional factors in considering incentive awards:
•	Challenging external business environment impacting the industry at large;
•	Solid performance of the Company’s operational, tactical and strategic goals;
•	Recognition that the Company’s low base salary philosophy positioned total cash well below market; and
•	The need to attract and retain talent needed to drive performance going forward.

As a result, the Committee exercised its discretion to adjust the incentive awards modestly. The additional discretionary awards resulted in award payouts of approximately half of target award levels. The Committee determined that the adjusted awards retained an appropriate “haircut” from target levels while more fairly representing an appropriate pay-performance relationship. Final awards for Named Executive Officers were approved as follows:

	Target	Actual
John R. Koelmel, President and CEO	75%	37%
Michael Harrington, CFO	60%	35%
G.Gary Berner, EVP	75%	29%
Dan Cantara, EVP	65%	38%
Frank Polino, EVP	65%	39%

Long-Term Incentive Program (“LTIP”). Long-term incentives are equity based and are designed to focus attention on long range performance, and align executives with stockholder interests. The Committee believes equity awards align our executives’ and employees’ long-term financial interests with those of our stockholders.

Target award opportunities are determined as a percentage of base salary and defined based on our compensation philosophy. In 2007, the target awards for Named Executive Officers ranged from 65% - 125% of base salary to reflect our philosophy of placing significant focus on incentive compensation. The long-term incentive award was granted as follows:

•
30% of the award was in non-qualified stock options, which vest ratably over three years. Stock options reward future stock price appreciation and align executives with stockholders since there is no value unless stock price increases.

•
30% of the award was in restricted stock which vests at the end of the three year performance period. Restricted stock ensures executives have a real ownership stake and are aligned with stockholders. They also provide for long-term retention.

•
40% of the award was granted as performance-based restricted stock. The first one third vests based on achievement of 2007 performance, based on five key metrics from the Balanced Scorecard: Customer Loyalty, Products and Services per Relationship, Employee Engagement (based on the annual employee culture survey), Earnings Per Share and Return On Equity. For 2007, 97% of the targets were achieved, resulting in a 90% payout of the first one third of the awards. For 2008, the vesting criteria were simplified and as a result, the remaining two vesting tiers will be based on 2008 and 2009 earnings per share targets.

Based on the new compensation philosophy and program changes made in 2007, the long term incentive plan was modified in 2008 to consist of a combination of 50% stock options and 50% performance-based restricted stock. This change simplifies the program and focuses the entire long-term incentive award on performance and stockholder alignment.

Retirement Plans

Defined Benefit Pension Plan. We maintain a tax-qualified defined benefit pension plan (the “Retirement Plan”), which was frozen February 1, 2002 and restated effective January 1, 2005. The purpose of the restatement was to consolidate certain acquired defined benefit plans with the Retirement Plan.

All benefits identified in each of the prior plan documents as protected benefits are preserved in the consolidated and restated plan document. Accordingly, each of the separate plans’ benefit formulas is preserved in the consolidated plan. No employees are permitted to enter the plan and future salary increases and years of credited service will not be considered when computing benefits under the plan. However, an executive who was not fully vested in his or her accrued benefit under any one of the plans will continue to earn vesting credit in his or her accrued benefit under the Retirement Plan following the restatement.

Each year we evaluate the need to contribute an amount to the Retirement Plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974. For the Retirement Plan year ended September 30, 2007, no contribution was necessary. At September 30, 2007, the market value of the Retirement Plan assets equaled approximately $76.5 million.

Of the Key Executives, only Messrs. Berner and Polino are entitled to a benefit (upon reaching retirement age as defined by the plan), based on his participation in the Retirement Plan prior to the date such plan was frozen.

401(k) Plan. All employees, including Key Executives, are eligible to participate in our employer sponsored 401(k) plan. Under the plan, employees may make contributions, in the form of salary deferrals, up to the maximum Internal Revenue Code limit. We contribute an amount to the plan equal to 100% of the first 2% of an employee’s contributions plus 75% of an employee’s contributions between 3% and 6%. Our contribution cannot exceed 5% of an employee’s annual compensation.

Employee Stock Ownership Plan (“ESOP”). All employees, including Key Executives, are eligible to participate in our ESOP. Our ESOP holds shares of Common Stock that were purchased in connection with the 1998 initial public offering and 2003 second step offering. Shares purchased by the ESOP are maintained in a suspense account and held for allocation among the participants. The purchases of these shares were funded by loans from the Company. Loan payments are made annually through cash contributions from First Niagara Bank, as well as dividends on allocated and unallocated Common Stock held by the ESOP. As annual loan payments are made, shares are released and allocated to employee accounts.

Perquisites and Other Personal Benefits. Key Executives are provided with perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation program to better enable the Company to attract and retain superior employees for our key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to Key Executives. The primary perquisites are club dues and automobile allowances. Key Executives participate in the same health and welfare plans (medical, dental, life, and long-term disability) and discounts on Company products that are available to all other employees.

Attributed costs of the personal benefits described above and certain other benefits for the Named Executive Officers for the fiscal year ended December 31, 2007, are included in the “Summary Compensation Table” beginning on page 18.

Change In Control Arrangements

The Company provides Change in Control arrangements to Key Executives. See page 22 for a description of these agreements.

Impact of Accounting and Tax on the Form of Compensation

As a general matter, the Committee takes into account the various tax and accounting implications of compensation and benefits vehicles utilized for Key Executives.

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Deductibility of Executive Compensation. As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that amounts paid under our compensation and incentive plans are fully deductible for federal income tax purposes.

•
Nonqualified Deferred Compensation. Amounts that are deferred under our nonqualified deferred compensation arrangements after December 31, 2004 are subject to the Internal Revenue Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established. We believe we are operating in good faith compliance with the 2007 final regulations issued by the Internal Revenue Service, and will amend our plans as necessary to maintain compliance by the end of the transition period announced by the IRS (which is currently scheduled to expire on December 31, 2008). A more detailed discussion of our nonqualified deferred compensation arrangements is provided under the heading “Deferred Compensation Plan.”

•	Accounting for Stock-Based Compensation. The Company accounts for stock-based payments in accordance with the requirements of SFAS 123(R).

Ownership Guidelines

The Company has stock ownership guidelines defined as the market value of our Common Stock that should be owned within five years of the date being named to an executive position. Specific guidelines are: Five times annual base salary for the Chief Executive Officer, and two to three times annual base salary for the other members of our Senior Leadership Team.

  THE COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

G. Thomas Bowers	Daniel W. Judge
George M. Philip	Sharon D. Randaccio (Chair)

 SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal year ended December 31, 2007. When setting total compensation for each of the Named Executive Officers, the Compensation Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.

Based on the fair value of equity awards granted to Named Executive Officers in 2007 and the base salary of these officers, “salary” accounted for approximately 45% of the total compensation for the Named Executive Officers, while incentive compensation accounted for approximately 55% of the total compensation. Because the value of certain equity awards included below is based on SFAS No. 123(R) expense recognized in 2007 rather than the fair value of the 2007 awards granted, these percentages may not be able to be derived using the amounts reflected in the table below.

Name and Principal Position	Year Ended 12/31	Salary	Bonus(1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)		All Other Compensation (5)	Total

John R. Koelmel President and CEO	2007 2006	$402,308 274,423	$150,922 175,000	$290,221 93,265	$235,309 85,332	$	— —	$	— —	$83,409 67,015	$1,162,169 695,035

Michael W. Harrington Chief Financial Officer	2007 2006	218,846 164,461	76,032 52,000	42,142 3,735	51,323 33,806		— —		— —	50,550 37,034	438,893 291,036

G. Gary Berner Executive Vice President	2007 2006	239,615 233,231	70,526 117,500	155,514 51,085	94,377 51,806		— —		22,191 11,410	54,922 48,527	637,145 513,559

Daniel E. Cantara III Executive Vice President	2007 2006	227,308 193,846	88,510 85,800	82,826 46,415	71,030 42,351		— —		— —	56,369 52,774	526,043 421,186

Frank J. Polino Executive Vice President	2007 2006	218,847 198,079	85,485 102,700	81,608 54,099	70,782 41,321		— —		846 767	52,089 51,295	509,657 448,261

(1)	The amounts reflect the cash awards under Pinnacle.
(2)
The amounts reflect the expense recognized for financial statement purposes for the year ended December 31, 2007, in accordance with SFAS No. 123(R) for awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in Note 14 to the Company’s audited financial statements for the year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2008.

(3)
The amounts reflect the expense recognized for financial statement purposes for the year ended December 31, 2007, in accordance with SFAS No. 123(R) for options granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in Note 14 to the Company’s audited financial statements for the year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2008.

(4)	The components of change in actuarial value of the Pension and Deferred Compensation earnings are as follows:

Name	Year Ended 12/31	Change in Pension Value	Nonqualified Deferred Compensation Earnings	Total Change in Pension Value and Nonqualified Deferred Compensation Earnings

G. Gary Berner	2007 2006	$12,393 11,062	$9,798 348	$22,191 11,410
Frank J. Polino	2007 2006	846 767	— —	846 767

(5)	The details of “All Other Compensation” are:

Name	Year Ended 12/31	Dividends on Unvested Restricted Stock	401(k)(1)	GTL(2)	ESOP allocation (3)	Club Dues	Auto Expense	Medical Insurance Premiums(4)	Total All Other Compensation

John R. Koelmel	2007 2006	$26,718 8,945	$11,250 11,000	$3,894 1,366	$6,031 6,802	$20,073 20,326	$7,200 10,800	$8,243 7,776	$83,409 67,015

Michael W. Harrington	2007 2006	2,298 219	11,250 10,783	442 334	6,133 6,764	13,184 11,158	9,000 —	8,243 7,776	50,550 37,034

G. Gary Berner	2007 2006	7,014 4,712	11,250 11,000	1,074 732	14,609 14,880	6,579 5,034	9,039 5,300	5,357 6,869	54,922 48,527

Daniel E. Cantara, III	2007 2006	6,123 4,300	11,250 11,000	723 606	7,036 7,708	14,994 10,920	8,000 10,464	8,243 7,776	56,369 52,774

Frank J. Polino	2007 2006	6,039 4,670	11,250 11,000	696 622	8,321 8,925	9,490 9,747	8,050 8,555	8,243 7,776	52,089 51,295

(1)	Company contributions pursuant to 401(k) Plan.
(2)	Income imputed on Group Term Life Insurance in excess of $50,000 per employee.
(3)	2007 allocated ESOP shares valued at the fiscal year end 2007 market close price of $12.04.
(4)	Premiums paid on behalf of Named Executive Officers under medical plans available to all Company employees.

Plan-Based Awards. Below are the details of awards granted to the Named Executive Officers during 2007.

GRANTS OF PLAN-BASED AWARDS

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Share Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares		All Other Option Awards: Number of Shares of Securities Underlying		Per Share Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	of Stock		Options		Awards	Awards
John R. Koelmel	2/20/07	$—	$—	$—	4,634	9,267	9,267	44,670	(2)	146,500	(3)	$14.70	$1,135,968

Michael W. Harrington	2/20/07	—	—	—	1,400	2,800	2,800	4,460	(4)	14,100	(4)	14.70	110,406

G. Gary Berner	2/20/07	—	—	—	1,400	2,800	2,800	4,460	(4)	14,000	(4)	14.70	110,075

Daniel E. Cantara, III	2/20/07	—	—	—	1,534	3,067	3,067	4,880	(4)	15,500	(4)	14.70	121,041

Frank J. Polino	2/20/07	—	—	—	1,567	3,133	3,133	4,910	(4)	15,700	(4)	14.70	122,100

(1)
The threshold amounts reflect the minimum performance-based stock award, pursuant to the Long-Term Incentive Program, which is 50% of the target amount. The maximum amount is 100% of such target amount.

(2)	The amount reflects 14,670 shares of stock granted pursuant to the Long-Term Incentive Program and 30,000 shares of stock granted pursuant to Mr. Koelmel’s promotion to President and CEO.
(3)	The amount reflects 46,500 shares of stock granted pursuant to the Long-Term Incentive Program and 100,000 shares of stock granted pursuant to Mr. Koelmel’s promotion to President and CEO.
(4)	The amount reflects the number of shares of stock granted pursuant to the Long-Term Incentive Program.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of unearned Shares, Units or Other Rights That Have Not Vested
John R. Koelmel	22,500	7,500	(1)	—	$14.95	1/12/2014	59,020	(4)	$710,601	16,667	$200,671
	10,275	3,425	(1)	—	12.87	5/4/2014
	23,467	11,733	(2)	—	12.91	5/3/2015
	7,267	14,533	(2)	—	14.83	9/8/2016
	—	100,000	(1)	—	14.70	2/20/2017
	—	46,500	(2)	—	14.70	1/31/2017
Michael W. Harrington	9,600	2,400	(3)	—	11.78	4/7/2013	5,025	(5)	60,501	2,800	33,712
	6,200	—		—	13.28	5/21/2013
	10,500	3,500	(1)	—	12.87	5/4/2014
	8,750	8,750	(1)	—	12.91	5/3/2015
	—	14,100	(2)	—	14.70	1/31/2017
G. Gary Berner	48,124	—		—	4.1557	5/20/2009	12,520	(6)	150,741	8,300	99,932
	10,605	—		—	4.8709	5/1/2011
	10,730	—		—	11.6785	8/28/2012
	12,400	—		—	13.28	5/21/2013
	10,500	3,500	(1)	—	12.87	5/4/2014
	20,067	10,033	(2)	—	12.91	5/3/2015
	5,400	10,800	(2)	—	14.83	9/8/2016
	—	14,000	(2)	—	14.70	1/31/2017
Daniel E. Cantara, III	25,868	—		—	5.3348	6/25/2011	11,260	(7)	135,570	7,567	91,107
	32,335	—		—	6.5177	12/14/2011
	7,217	—		—	11.6785	8/28/2012
	32,335	—		—	11.6785	8/28/2012
	9,800	—		—	13.28	5/21/2013
	8,400	2,800	(1)	—	12.87	5/4/2014
	16,734	8,366	(2)	—	12.91	5/3/2015
	4,434	8,866	(2)	—	14.83	9/8/2016
	—	15,500	(2)	—	14.70	1/31/2017
Frank Polino	62,083	—		—	4.8709	5/1/2011	11,220	(8)	135,089	7,733	93,105
	5,944	—		—	11.6785	8/28/2012
	8,900	—		—	13.28	5/21/2013
	7,950	2,650	(2)	—	12.87	5/4/2014
	16,734	8,366	(2)	—	12.91	5/3/2015
	4,534	9,066	(2)	—	14.83	9/8/2016
	—	15,700	(2)	—	14.70	1/31/2017

(1)	Options vest at a rate of 25% per year over the first four years of the ten-year option term.
(2)	Options vest at a rate of 33% per year over the first three years of the ten-year option term.
(3)	Options vest at a rate of 20% per year over the first five years of the ten-year option term.
(4)	19,300 awards vest on a three-year 100% cliff vesting, all other awards vest a rate of 20% over five years.
(5)	1,825 awards vest on a 29 month 100% cliff vesting, all other awards vest on a three-year 100% cliff vesting.
(6)	10,000 awards vest on a three-year 100% cliff vesting, all other awards vest a rate of 20% over five years.
(7)	9,200 awards vest on a three-year 100% cliff vesting, all other awards vest a rate of 20% over five years.
(8)	9,300 awards vest on a three-year 100% cliff vesting, all other awards vest a rate of 20% over five years.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
John Koelmel	—	$—	4,000 860	$59,560 12,066
Michael W. Harrington	—	—	—	—
G. Gary Berner	24,062 24,063 14,486	207,277 238,087 153,363	800 874 860	10,896 12,280 12,066
Daniel E. Cantara, III	—	—	660 700 587	8,989 9,821 8,247
Frank J. Polino	—	—	660 483 600	9,260 6,786 8,172

None of the gain on option exercises or restricted stock vesting has been deferred.

PENSION BENEFITS

The table below shows the present value of accumulated benefits payable to certain Named Executive Officers, including the number of years of service credited to each of them, under the Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Information regarding the Retirement Plan can be found under the heading “Retirement Plans” on Page 16.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
G. Gary Berner	The Retirement Plan of the First Niagara Financial Group, Inc.	10.0	210,756	—
Frank J. Polino	The Retirement Plan of the First Niagara Financial Group, Inc.	2.9	14,378	—

Deferred Compensation Plans

We have two nonqualified deferred compensation plans summarized below:

First Niagara Bank Deferred Compensation Plan (“Plan 1”). Participation in this plan is limited to certain current and former executives who were previously designated as eligible to participate. Key Executives who attained their positions subsequently are ineligible. Under this plan, we annually credit an executive’s deferred compensation account with an amount determined in the sole discretion of the Board. An executive will vest in earnings credited to his or her account at the rate of 20% per year, beginning in the sixth year of participation until the executive is fully vested after 10 years of participation. For these purposes, an executive’s years of participation will be equal to the executive’s number of whole years of employment with us measured from the date that an executive becomes a participant under the deferred compensation plan. Notwithstanding the above, an executive shall be fully vested in his or her deferred compensation account upon attaining age 60 with five years of participation or in the event of a change in control of the Company. Benefits are payable to the executive in fifteen substantially equal annual payments commencing (i) 30 days after the executive has attained age 60, or (ii) 30 days after the executive terminates employment, if after age 60, or due to disability. In the event of the executive’s death after benefits commence, we will pay the remaining benefits to the executive’s beneficiary over the remainder of the payment term. In the event of the executive’s death after termination of employment but prior to commencement of benefit payments, we will pay the executive’s benefit to the executive’s beneficiary in fifteen substantially equal annual payments commencing within 30 days of the executive’s death. In the event of the executive’s death prior to termination of employment, the executive will forfeit all benefits under the deferred compensation plan. In the event of an unforeseeable emergency which will result in a severe financial hardship, the executive may request a distribution of all or part of his or her benefits or may request an acceleration of benefits that are being paid to him, as applicable.

Only Mr. Berner is a participant in this non-qualified plan. For the year ended December 31, 2007, Mr. Berner had $17,838 credited to his deferred compensation accounts.

First Niagara Bank Management Incentive Deferral Plan (“Plan 2”). We have a deferred compensation plan for the benefit of Key Executives. Under this plan, the employee is able to elect, on an annual basis, to defer receipt of all or any portion of their annual incentive compensation until the earliest of (i) death; (ii) disability; (iii) normal retirement (age 65); (iv) early retirement (completion of 30 years of service or completion of 20 years of service and attainment of age 44 or completion of 5 years of service and attainment of age 60); or (v) separation from service. At the time they join the plan, each participant elects whether to receive payments in the form of a lump sum or installments over a term no longer than 15 years, to be made starting on the first business day of the calendar month following the date the participant’s service terminates. The employer may make discretionary matching or other contributions to the Plan. All employer contributions are subject to a 6 year graded vesting schedule, where less than 2 years of service = 0% vested, 2 years of service = 20% vested; 3 years of service = 40% vested; 4 years of service = 60% vested; 5 years of service = 80% vested and 6 years of service = 100% vested. Participants self-direct the investment of their account balances in Plan 2 among various investment alternatives made available by the employer from time to time.

NONQUALIFIED DEFERRED COMPENSATION (1)

Name	Executive Contributions in Last Fiscal Year		Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
John Koelmel	$—		$—	$—	$—	$—
Michael W. Harrington	—		—	—	—	—
G. Gary Berner Plan 1	—		—	$17,838	—	$190,374
Plan 2(2)	111,442	(3)	—	45,924	—	764,372
Total	111,442		—	$63,762	—	$954,746
Daniel E. Cantara, III	—		—	—	—	—
Frank J. Polino	—		—	—	—	—

(1)	Amounts reported on this table are included in the Summary Compensation Table, except earnings are only included in the Summary Compensation Table to the extent they are “above market.”
(2)	Plan 2 investment rate of return is “market rate” and not “above market or preferential.” Accordingly, earnings from Plan 2 are not included in the Summary Compensation Table.
(3)	The total incentive reported in last year’s proxy for Mr. Berner was $117,500. This entire amount, net of social security taxes, was deferred and is shown as a current year contribution to Plan 2.

Change in Control Agreements

We have entered into Change in Control agreements with Messrs. Koelmel, Berner, Harrington, Cantara, and Polino. The Change in Control agreements have an initial term through December 31, 2008, and thereafter automatically renew for successive two-year periods (three years for Mr. Koelmel), unless notice is given that they will not renew. If the agreement is not renewed, the agreement will expire 30 months from the date of the notice to not renew. Upon a Change in Control, as defined in the Change in Control agreement, and termination of employment by the executive for Good Reason or termination without Cause, as each term is defined in the Change in Control agreement, Messrs. Koelmel, Berner, Harrington, Cantara, and Polino will receive salary and fringe benefits, through their termination date, any unpaid annual short term incentive for a prior period and payment of accrued but unused vacation. In addition, the executive will receive 200% (300% for Mr. Koelmel) of his base salary, as in effect in the year of termination of employment payable in one lump sum. The executive will also receive medical and health insurance, group term life insurance, automobile allowance and club membership benefits as in effect on the date of termination for a period of twenty-four months (thirty-six for Mr. Koelmel) beginning with the month next following the month during which the employment terminates. If the executive dies during the twenty-four month period (thirty-six for Mr. Koelmel), any dependent health or medical fringe benefits will be provided for the balance of the twenty-four month period (thirty-six for Mr. Koelmel). The executive will receive an incentive amount equal to 200% (300% for Mr. Koelmel) of his targeted annual short term incentive amount in effect in the year of the termination of employment payable in one lump sum.

For 60 months following the date of termination of employment, the Company will continue any indemnification agreement with Messrs. Koelmel, Berner, Harrington, Cantara, and Polino and will provide directors’ and officers’ liability insurance insuring him, such coverage to have limits and scope of coverage not less than that in effect on the date of termination of employment.

Messrs. Koelmel, Berner, Harrington, Cantara, and Polino will each be fully vested in and will have the immediate right to exercise all equity compensation awards including, but not limited to, stock options, restricted stock, stock appreciation rights, and phantom equity awards, which he has received in connection with his employment with us.

The agreements provide that Messrs. Koelmel, Berner, Harrington, Cantara, and Polino will each be fully vested in all accrued benefits under any 401(k) or ESOP plan maintained by us, provided, however, if the terms of such plan do not permit acceleration of full vesting, each will receive a lump sum payment in an amount equal to the value of the accrued benefit which was not vested.

For a twelve month period following the termination of employment, the Company will provide each of Messrs. Koelmel, Berner, Harrington, Cantara, and Polino with outplacement services in an amount not to exceed $10,000.

Upon Messrs. Koelmel, Berner, Harrington, Cantara, and Polino’s termination of employment absent Good Reason, by us for Cause, or on account of death or disability, in any case following a Change in Control, no amounts will be payable under this Agreement.

We have also entered into Change in Control agreements with our Key Executives. The agreements are identical to the ones described above for Messrs. Berner, Harrington, Cantara, and Polino.

Executive Severance Plan

We have established a self-insured Executive Severance Plan which covers all executives with executed Change in Control agreements. Each executive (i) whose employment is involuntarily terminated by us for reasons other than for Cause, (ii) who is required to move employment to a location further than 40 miles (100 miles for Mr. Koelmel) of the executive’s current place of employment and who does not accept such relocation and terminates employment, or (iii) whose aggregate compensation is materially reduced and who terminates employment will receive a severance payment, if the executive remains in employment with us through his or her release date as established by us.

An executive's severance payment will be equal to the greater of:
•	The executive’s base salary, determined as of the date of termination, for twelve months (twenty-four for Mr. Koelmel), plus the executive’s targeted incentive amount; or
•	The executive’s base salary, determined as of the date of termination, for eighteen months (thirty-six for Mr. Koelmel).

For a twelve-month period following the termination of employment, we will provide the executive with outplacement services in an amount not to exceed $10,000.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation to each of our Named Executive Officers in the event of termination of such executive’s employment. The amount of compensation payable to each Named Executive Officer upon voluntary termination, early retirement, without cause termination, termination following a Change in Control, and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the Named Executive Officers upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

	Termination without Cause or By Executive with Good Reason	Disability	Retirement		Death	Change in Control (7)

John R. Koelmel, President & CEO
Cash Wages (1)	$820,000	$152,962	$-		$-	$1,230,000
Incentive (2)	615,000	307,500	-		-	922,500
Health, Welfare, Perquisites, and Other Personal Benefits (3)	10,000	10,642	-		-	129,358
Retirement Plans (4)	-	21,106	-		21,106	21,106
Long-Term Incentive Program (5)	-	1,038,998	-	(6)	1,038,998	1,038,998
Total	1,445,000	1,531,208	-		1,060,104	3,341,962

Michael W. Harrington, Chief Financial Officer
Cash Wages (1)	$215,000	$80,212	$-		$-	$430,000
Incentive (2)	129,000	129,000	-		-	258,000
Health, Welfare, Perquisites, and Other Personal Benefits (3)	10,000	9,788	-		-	84,711
Retirement Plans (4)	-	11,495	-		11,495	11,495
Long-Term Incentive Program (5)	-	111,125	-	(6)	111,125	111,125
Total	354,000	341,620	-		122,620	895,331

G. Gary Berner, Executive Vice President, Commerical Real Estate
Cash Wages (1)	$-	$104,769	$-		$-	$480,000
Incentive (2)	-	180,000	-		-	360,000
Health, Welfare, Perquisites, and Other Personal Benefits (3)	-	5,826	-		-	54,030
Retirement Plans (4)	-	-	-		-	-
Long-Term Incentive Program (5)	-	366,187	-	(6)	366,187	366,187
Total	-	656,782	-		366,187	1,260,217

Daniel E. Cantara III, Executive Vice President, Commercial Business
Cash Wages (1)	$230,000	$176,923	$-		$-	$460,000
Incentive (2)	149,500	149,500	-		-	299,000
Health, Welfare, Perquisites, and Other Personal Benefits (3)	10,000	9,821	-		-	77,384
Retirement Plans (4)	-	-	-		-	-
Long-Term Incentive Program (5)	-	319,290	-	(6)	319,290	319,290
Total	389,500	655,534	-		319,290	1,155,674

Frank J. Polino, Executive Vice President, Operations
Cash Wages (1)	$220,000	$87,154	$-		$-	$440,000
Incentive (2)	143,000	143,000	-		-	286,000
Health, Welfare, Perquisites, and Other Personal Benefits (3)	10,000	9,811	-		-	66,469
Retirement Plans (4)	-	-	-		-	-
Long-Term Incentive Program (5)	-	322,311	-	(6)	322,311	322,311
Total	373,000	562,276	-		322,311	1,114,780

(1)	Cash Wages include salary through the employment agreement term, salary as stipulated in Change in Control (CIC) Agreement, and severance payments in accordance with the Executive Severance Plan.
(2)	Incentive reflects payment at target award paid as directed by the terms of the employment agreement or CIC Agreement.
(3)
Health, Welfare, Perquisites, and Other Personal Benefits reflects the cost to the Company of continuing medical, dental, and life insurance benefits for the contract term or as per the CIC Agreement. This figure also includes automobile allowance, club membership benefits, and the maximum amount allowed for outplacement services for those Executives with a CIC Agreement.

(4)	Retirement Plans reflects the acceleration of vesting of the Company's 401(k) and Employee Stock Ownership Plans.
(5)	Long-Term Incentive Program reflects the value of shares which would vest within 30 days of the termination notice and the value of accelerated vesting of all previously unvested options and awards.
(6)	The Long-Term Incentive Program allows for vesting to accelerate at normal retirement age. None of the Executives had attained normal retirement age as of December 31, 2007.
(7)	Requires a change in control and a without cause termination by the Company or a termination of employment by the Executive for Good Reason.

PROPOSAL II - RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Independent Registered Public Accounting Firm for the year ended December 31, 2007 was KPMG LLP. The Audit Committee has approved the engagement of KPMG to be our Independent Registered Public Accounting Firm for the year ending December 31, 2008, subject to the ratification of the engagement by our stockholders at the Annual Meeting. Representatives of KPMG are expected to attend the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG is not required by our bylaws or otherwise. However, the Board is submitting the selection of the Independent Registered Public Accounting Firm to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of KPMG, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different Independent Registered Public Accounting Firm at any time during the year if it determines that such change is in the best interests of our stockholders.

Fees Paid to KPMG

The aggregate fees billed by KPMG for professional services rendered during 2007 and 2006 are:

Audit Fees. The aggregate fees billed to us by KPMG for professional services rendered for the audit of our annual consolidated financial statements and management’s assessment of the effectiveness of internal controls over financial reporting, review of the consolidated financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by KPMG in connection with statutory and regulatory filings and engagements were $650,000 during 2007 and $506,900 during 2006.

Audit Related Fees. The aggregate fees billed to us by KPMG for assurance and related services rendered that are reasonably related to the performance of the audit of and review of the consolidated financial statements, and that are not already reported in “Audit Fees” above, were $23,000 during 2007 and $39,800 during 2006. These services were primarily related accounting research. All audit related fees billed by KPMG during 2007 were pre-approved by the Audit Committee.

Tax Fees. The aggregate fees billed to us by KPMG for professional services rendered for tax compliance were $32,050 during 2007 and $69,590 during 2006. The aggregate fees billed by KPMG for tax advice and tax planning were $63,540 during 2007 and $8,565 during 2006. These services primarily included the review of tax returns and quarterly tax provisions, audit support, and consultations regarding new legislation. All tax fees billed by KPMG during 2007 were pre-approved by the Audit Committee.

All Other Fees. There were no “Other Fees” for 2007 or for 2006.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services
of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the Independent Registered Public Accounting Firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is provided for up to one year and any pre-approval is detailed as to particular service or category of services and is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chair when necessary, with subsequent reporting to the Audit Committee. The Independent Registered Public Accounting Firm and management are required to report to the Audit Committee quarterly regarding the extent of services provided by the Independent Registered Public Accounting Firm in accordance with this pre-approval policy, and the fees for the services performed to date.

Required Vote and Recommendation of the Board

In order to ratify the appointment of KPMG as Independent Registered Public Accounting Firm for 2008, the proposal must receive a “FOR” vote by at least a majority of the votes cast at the Annual Meeting, either in person or by proxy.

THE BOARD RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF KPMG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of stockholders, any stockholder proposal to take action at such meeting must be received at our Executive Office, 6950 South Transit Road, P.O. Box 514, Lockport, New York 14095-0514, attention: Corporate Secretary, no later than November 14, 2008. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

Advance Notice of Business to be Conducted at an Annual Meeting

The Company’s bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board of Directors, the stockholder must give written notice to the Secretary of the Company not less than one hundred and twenty (120) days prior to the date of the Company’s proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. The notice must include the stockholder’s name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board of Directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Accordingly, advance written notice for certain business or nominations to the Board to be brought before that meeting must be given to the Company by November 14, 2008. If notice is received after that date, it will be considered untimely, and the Company will not be required to present the matter at the meeting.

OTHER MATTERS

The Board is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

The Audit Committee Report and the Report of the Compensation Committee included in this proxy statement shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference. The Audit Committee Report shall not otherwise be deemed filed under such Acts.

MISCELLANEOUS

We will incur the costs of soliciting proxies. Upon request, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, directors, officers and other of our employees may solicit proxies personally or by telephone without additional compensation. We have retained Morrow & Co., LLC, a proxy solicitation firm, to assist in the solicitation of proxies for the Annual Meeting, for a fee of $12,500, plus out-of-pocket expenses.

An additional copy of our annual report on Form 10-K for the year ended December 31, 2007, will be furnished without charge upon written or telephonic request to Linda Mussen, Senior Executive Assistant, 6950 South Transit Road, P.O. Box 514, Lockport, New York, 14095-0514 or call (716) 625-7573.

/s/ John Mineo

Lockport, New York	John Mineo
March 14, 2008	Corporate Secretary